Exhibit 99.1

          Ultralife Batteries Reports Third Quarter Results


    NEWARK, N.Y.--(BUSINESS WIRE)--Nov. 9, 2006--Ultralife Batteries, Inc. (NASDAQ: ULBI) reported an operating loss of $2.1 million on revenues of $23.7 million for the third quarter ended September 30, 2006. In comparison, the company reported an operating loss of $1.5 million on revenues of $15.7 million for the same period last year. Subsequent to announcing preliminary third quarter results on October 26, the company adjusted third quarter revenue to reflect a final review of shipments at McDowell and updated its estimate of intangible amortization expense.

    Third quarter revenue growth reflects increases in 9-volt sales and higher commercial business, particularly from the automotive telematics market, as well as the addition of McDowell Research and ABLE New Energy, which were acquired on July 3 and May 19, respectively, of this year. As a percentage of revenues, gross margins were 17% compared with 15% in the same quarter last year. Operating expenses of $6.1 million included $0.4 million in stock-based compensation expense, $0.5 million in intangible amortization, and $1.4 million in added operating costs from the newly-acquired companies. For the same period last year, operating expenses amounted to $3.9 million. Net loss for the third quarter of 2006 was $1.7 million, or $0.11 per common share, compared to a net loss of $1.3 million, or $0.09 loss per common share, for the third quarter of 2005.

    For the nine-month period ended September 30, 2006, revenues totaled $63.4 million compared to $52.7 million for the same period last year. The company reported an operating loss of $1.4 million, including $1.0 million in stock-based compensation expense and $0.5 million of intangible amortization, compared to an operating loss of $3.0 million for the first nine months of 2005. Net loss for the first three quarters of 2006 was $1.4 million, or $0.10 per share, compared to a net loss for the same period last year of $4.3 million, or $0.30 per share.

    "Revenues for the third quarter are indicative of the success we are having in progressing opportunities in our commercial business and in diversifying our government/military business," said John D.
Kavazanjian, Ultralife's president and chief executive officer. "Since reporting preliminary third quarter results, we have satisfied ourselves that the handful of issues which had a bearing on the quarter's performance are substantially behind us."

    "As we move forward in the fourth quarter, the initiatives we are implementing to enhance operations at McDowell and ABLE should benefit our bottom line performance," concluded Kavazanjian. "In addition, through increased coordination of sales and marketing functions we are making progress toward integrating both McDowell and ABLE into our core business and organizing ourselves to optimally leverage a broadened product portfolio and wider array of growth opportunities. Based on our backlog of contract awards and our pipeline for new business, we remain comfortable with the revenue outlook for the fourth quarter we provided on October 26. The combination of our augmented growth strategy and stabilized cost structure will give us a solid foundation on which to drive the company's earnings power in 2007."

    Outlook

    For the fourth quarter of 2006, management expects revenues of approximately $35 million, resulting in revenues for the full year in the range of $100 million. Operating income for the fourth quarter is projected to range between $2.5 million and $3.0 million, including non-cash charges for stock based compensation expense and intangible amortization, which are assumed to be $0.5 million and $0.4 million, respectively.

    About Ultralife Batteries, Inc.

    Ultralife is a global provider of high-energy power solutions and communications accessories for diverse applications. The company develops, manufactures and markets a wide range of non-rechargeable and rechargeable batteries, charging systems and accessories including power supplies, amplifiers, amplified speakers, equipment mounts, case equipment and integrated communication systems for markets including military, commercial and consumer portable electronics. Through its portfolio of standard products and engineered solutions, Ultralife is at the forefront of providing the next generation of power systems and accessories. Commercial, retail and government customers include General Dynamics, Philips Medical Systems, General Motors, Energizer, Kidde Safety, Lowe's, Radio Shack and the national defense agencies of the United States, United Kingdom, Germany, Australia and New Zealand, among others.

    Ultralife's headquarters, principal manufacturing and research facilities are in Newark, New York, near Rochester. Ultralife's three other operating units are: Ultralife Batteries (UK) Ltd., in Abingdon, England; McDowell Research in Waco, Texas; and ABLE New Energy in Shenzhen, China. Detailed information on Ultralife is available at: www.ultralifebatteries.com.

    This press release may contain forward-looking statements based on current expectations that involve a number of risks and uncertainties. The potential risks and uncertainties that could cause actual results to differ materially include: addressing the process of U.S. military procurement, worsening global economic conditions, increased competitive environment and pricing pressures, disruptions related to restructuring actions and delays. Further information on these factors and other factors that could affect Ultralife's financial results is included in Ultralife's Securities and Exchange Commission (SEC) filings, including the latest Annual Report on Form 10-K.

    Conference Call Information

    Investors are invited to listen to a live webcast of the conference call at 10:00 a.m. ET on November 9, 2006 at http://investor.ultralifebatteries.com. To listen to the live call, please go to the web site at least fifteen minutes early to download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay of the webcast will be available shortly after the call at the same location for 90 days. Investors may also listen to a telephone replay of the conference call by dialing 888-203-1112, Reservation #3984741, during the period starting at 1:00 p.m. ET November 9 and ending at 1:00 p.m. ET November 16, 2006.

    Ultralife(R) is a registered trademark of Ultralife Batteries, Inc.


                      ULTRALIFE BATTERIES, INC.
                CONSOLIDATED STATEMENTS OF OPERATIONS
               (In Thousands, Except Per Share Amounts)
                             (Unaudited)

----------------------------------------------------------------------

                                Three-Month Periods Nine-Month Periods
                                       Ended               Ended

                                September  October  September October
                                    30,       1,       30,       1,
                                  2006      2005      2006     2005
                                ---------- -------- --------- --------

Revenues:
  Non-rechargeable products       $16,998  $12,805   $51,101  $43,305
  Rechargeable products             3,463    2,286     8,676    7,676
  Communications accessories        3,046        -     3,046        -
  Technology contracts                218      601       614    1,677
                                ---------- -------- --------- --------
Total revenues                     23,725   15,692    63,437   52,658

Cost of products sold:
  Non-rechargeable products        14,598   10,994    41,821   35,845
  Rechargeable products             3,066    1,830     6,794    6,730
  Communications accessories        1,942        -     1,942        -
  Technology contracts                138      508       552    1,495
                                ---------- -------- --------- --------
Total cost of products sold        19,744   13,332    51,109   44,070
                                ---------- -------- --------- --------

Gross margin                        3,981    2,360    12,328    8,588

Operating expenses:
  Research and development          1,239      969     3,083    2,874
  Selling, general, and
   administrative                   4,367    2,902    10,181    8,745
  Amortization of intangible
   assets                             512        -       512        -
                                ---------- -------- --------- --------
Total operating expenses            6,118    3,871    13,776   11,619
                                ---------- -------- --------- --------

Operating income /(loss)           (2,137)  (1,511)   (1,448)  (3,031)

Other income (expense):
  Interest income                      19       44       104      162
  Interest expense                   (451)    (220)     (863)    (593)
  Gain on insurance settlement          -        -       191        -
  Miscellaneous                        39       (9)      186     (203)
                                ---------- -------- --------- --------
Income/(loss) before income
 taxes                             (2,530)  (1,696)   (1,830)  (3,665)
                                ---------- -------- --------- --------

Income tax provision/(benefit)-
 current                               (4)       5        20        3
Income tax provision/(benefit)-
 deferred                            (828)    (385)     (401)     637
                                ---------- -------- --------- --------
  Total income taxes                 (832)    (380)     (381)     640
                                ---------- -------- --------- --------

Net Income/(Loss)                 $(1,698) $(1,316)  $(1,449) $(4,305)
                                ========== ======== ========= ========


Earnings/(Loss) per share -
 basic                             $(0.11)  $(0.09)   $(0.10)  $(0.30)
                                ========== ======== ========= ========
Earnings/(Loss) per share -
 diluted                           $(0.11)  $(0.09)   $(0.10)  $(0.30)
                                ========== ======== ========= ========


Weighted average shares
 outstanding - basic               14,987   14,642    14,867   14,497
                                ========== ======== ========= ========
Weighted average shares
 outstanding - diluted             14,987   14,642    14,867   14,497
                                ========== ======== ========= ========


                      ULTRALIFE BATTERIES, INC.
                     CONSOLIDATED BALANCE SHEETS
               (In Thousands, Except Per Share Amounts)
                             (unaudited)
----------------------------------------------------------------------


                                            September 30, December 31,
                   ASSETS                       2006         2005
                                            ------------- ------------

Current assets:
   Cash and investments                           $1,345       $3,214
   Trade accounts receivable, net                 18,453       10,965
   Inventories                                    22,949       19,446
   Prepaid expenses and other current assets       5,819        5,737
                                            ------------- ------------
     Total current assets                         48,566       39,362

Property and equipment                            19,663       19,931

Other assets                                      44,003       21,464
                                            ------------- ------------

   Total Assets                                 $112,232      $80,757
                                            ============= ============

    LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
   Short-term debt and current portion of
    long-term debt                                $8,736       $7,715
   Accounts payable                               10,295        5,218
   Other current liabilities                       8,274        5,450
                                            ------------- ------------
      Total current liabilities                   27,305       18,383
                                            ------------- ------------

Long-term liabilities:
    Long-term debt and capital lease
     obligations                                  20,052           25
    Other long-term liabilities                      156          242
                                            ------------- ------------
      Total long-term liabilities                 20,208          267
                                            ------------- ------------

Shareholders' equity:
   Common stock, par value $0.10 per share         1,576        1,547
   Capital in excess of par value                134,078      130,530
   Accumulated other comprehensive income           (570)      (1,054)
   Accumulated deficit                           (67,987)     (66,538)
                                            ------------- ------------
                                                  67,097       64,485
   Less -- Treasury stock, at cost                 2,378        2,378
                                            ------------- ------------
       Total shareholders' equity                 64,719       62,107
                                            ------------- ------------

Total Liabilities and Shareholders' Equity      $112,232      $80,757
                                            ============= ============

    CONTACT: Ultralife Batteries, Inc.
             Robert W. Fishback, 315-332-7100
             bfishback@ulbi.com
             or
             Investor Relations:
             Lippert/Heilshorn & Associates, Inc.
             Jody Burfening, 212-838-3777
             jburfening@lhai.com